Exhibit 99.1

For Immediate Release

Investors:

Asher Dewhurst

Bob East

Westwicke Partners

(443) 213-0500

asher.dewhurst@westwicke.com

InfuSystem Holdings announces Appointment of new Chief Executive Officer

Madison Heights, Michigan—August 31, 2009 – InfuSystem Holdings, Inc. (OTCBB: INHI; INHIW; INHIU), announced today that its Board of Directors has accepted the resignation of Mr. Steve Watkins as President, Chief Executive Officer and Board Member, effective September 7, 2009. Sean McDevitt, Chairman of the Board, will immediately take over the additional role of Chief Executive Officer.

“Steve has made significant contributions to InfuSystem during his 20 years with the Company,” commented Sean McDevitt. “At this moment, perhaps his most enduring contribution is the talent and leadership he has developed within the organization. We cannot thank him enough for his service and for positioning the company so solidly to succeed.”

About InfuSystem Holdings, Inc.

InfuSystem is the leading provider of ambulatory infusion pumps and associated clinical services for oncology practices and their patients in the U.S. These pumps allow for the gradual delivery of a drug over a period of days in the privacy of one’s home, compared to bolus infusion chemotherapy treatments that are given in a single high dose over a short period of time. Improved efficacy of the drugs, patient comfort, reimbursement to doctors for appropriate services and continuity of care all play a role in the growing trend toward this form of treatment. InfuSystem’s pumps are primarily used for colorectal cancer, but they have been approved for other forms of cancer, thereby greatly enhancing the market opportunity for InfuSystem. More information about InfuSystem is available at www.InfuSystem.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks detailed from time to time in InfuSystem’s publicly filed documents.

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